UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2018

ONCOR ELECTRIC DELIVERY COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1616 Woodall Rodgers Fwy., Dallas, Texas 75202

(Address of principal executive offices including zip code)

(Registrant’s telephone number, including area code) — (214) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 26, 2018 (the “Effective Date”), Oncor Electric Delivery Company LLC (the “Company”) established a new commercial paper program (the “Program”), under which the Company may issue unsecured commercial paper notes (the “Notes”) on a private placement basis up to a maximum aggregate amount outstanding at any time of $2.0 billion. On the Effective Date, the Company also entered into commercial paper dealer agreements (each, a “Dealer Agreement”) with commercial paper dealers (each, a “Dealer” and, collectively, the “Dealers”). The Dealer Agreements are substantially identical in all material respects except as to the parties thereto. The form of Dealer Agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference as though it were fully set forth herein. A national bank acts as the issuing and paying agent under the Program pursuant to the terms of an issuing and paying agent agreement.

Under the Program, the Company may issue Notes from time to time, and the proceeds of the Notes will be used for short-term financing of business operations.

The Program obtains liquidity support from the Company’s revolving credit agreement, entered into on November 17, 2017 (the “Credit Agreement”). As previously disclosed in a Current Report on Form 8-K filed by the Company on November 17, 2017, among other things, the Credit Agreement provides for a $2.0 billion revolving credit facility with a customary accordion feature allowing the Company to request an increase of up to $400 million, in $100 million increments, provided certain conditions set forth in the Credit Agreement are met. If at any time funds are not available on favorable terms under the Program, the Company may utilize the Credit Agreement for funding. Amounts available under the Program may be reborrowed.

The Dealer Agreements provide the terms under which the Dealers will either purchase from the Company or arrange for the sale by the Company of Notes pursuant to an exemption from federal and state securities laws. The Dealer Agreements contain customary representations, warranties, covenants and indemnification provisions. The maturities of the Notes will vary, but may not exceed 364 days from the date of issue. The face or principal amount of Notes outstanding under the Program at any time may not exceed $2.0 billion. The Notes will be sold at a discount from par or, alternatively, will be sold at par and bear interest at rates that will vary based on market conditions at the time of the issuance of the Notes. The rate of interest on any Note will depend on whether the Note will bear interest on a fixed rate or a floating rate basis.

From time to time, one or more of the Dealers and certain of their respective affiliates have provided, and may in the future provide, commercial banking, investment banking and other financial advisory services to the Company and its affiliates for which the Dealers have received or will receive customary fees and expenses. In addition, certain of the Dealers or their affiliates are lenders under the Credit Agreement.

The Notes have not been and will not be registered under the Securities Act of 1933 (the “Securities Act”), or any state securities laws, and may not be offered and sold except in compliance with an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. The information contained in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to purchase any securities, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information related to the $2.0 billion unsecured commercial paper program discussed under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Dealer Agreement between Oncor Electric Delivery Company LLC, as Issuer, and the Dealer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

/s/ Sarah W. Soong
Name: Sarah W. Soong Title: Vice President - Treasurer

Dated: March 26, 2018